Warby Parker Announces Fourth Quarter and Full Year 2022 Results
2022 net revenue increased 10.6% to $598.1 million
Average revenue per customer increased 6.9% year over year to $263

NEW YORK, February 28, 2023. Warby Parker Inc. (NYSE: WRBY) (the “Company”), a direct-to-consumer lifestyle brand focused on vision for all, today announced financial results for the fourth quarter and full year ended December 31, 2022.
“Our team’s accomplishments in 2022, Warby Parker’s first full year as a public company, reflect our commitment to growing sustainably while taking market share, delivering remarkable customer experiences, and creating impact,” said Co-Founder and Co-CEO Neil Blumenthal. “In the face of economic uncertainty and a depressed consumer environment, we delivered strong Q4 results and aim to bring that same momentum, powered by rigorous discipline, into 2023.”
“As we enter a new year, our team continues to focus on aspects of our business within our control, taking decisive action, and delivering on our value proposition while positioning our brand to continue to outpace industry growth. We’re committed to expanding profitability while making strategic investments in areas of the business that will drive brand awareness and create even more value for our millions of customers,” added Co-Founder and Co-CEO Dave Gilboa.
Fourth Quarter and Full Year 2022 Highlights
•Full year net revenue increased $57.3 million, or 10.6%, to $598.1 million compared to full year 2021.
•Fourth quarter net revenue increased $13.6 million, or 10.2%, to $146.5 million compared to fourth quarter 2021.
•Active Customers increased 3.6% to 2.28 million year over year.
•Average Revenue per Customer increased 6.9% year over year to $263.
•Q4 2022 GAAP net loss of $20.3 million, a decrease of $25.7 million from the fourth quarter of 2021.
•Q4 2022 adjusted EBITDA(1) of $8.6 million and an adjusted EBITDA margin(1) of 5.8%, an increase of $15.0 million and 10.6 points from the fourth quarter of 2021.
•Second half of 2022 adjusted EBITDA margin(1) of 6.9%, a 4.7 point improvement over 2.2% in the first half of 2022.
•Opened 40 new stores during the year, ending 2022 with 200 stores.
•Contact lens revenue increased to 7.2% of our business in 2022, up from 4.3% in 2021.
•Eye exam revenue increased to 2.9% of our business in 2022, up from 1.7% in 2021.
Fourth Quarter 2022 Financial Results
For the fourth quarter of 2022, compared to the fourth quarter of 2021:
•Net revenue increased $13.6 million, or 10.2%, to $146.5 million.
•Active Customers increased by 78,000, or 3.6%, to 2.28 million.

•Gross profit increased 5.8% to $80.7 million.
•Gross margin was 55.1% compared to 57.4% in the prior year. The decline in gross margin was primarily driven by an increase in salary and benefit costs associated with optometrists as we scale our eye exam offering across our fleet, to 150 exam locations, up from 102 in the prior year period, the impact of the growth in the Company's store count driving higher store occupancy and depreciation costs, and the increased penetration of contact lenses, which carry lower gross margins than eyeglasses, reflecting Warby Parker’s strategy to grow its contact lens offering. This was partially offset by leverage from the Company’s in-house optical laboratory network and the scaling of higher margin progressive lenses.
•Selling, general and administrative expenses (“SG&A”) decreased $19.8 million to $102.4 million, or 69.9% of revenue, primarily driven by lower marketing costs, as we have reduced our online advertising spend and are leveraging our expanding retail footprint to drive brand awareness, and lower stock-based compensation costs, which represented 13.6% of revenue compared to 24.6% in Q4 2021. Adjusted SG&A(1) decreased from 67.3% to 55.6% of revenue.
•GAAP net loss decreased $25.7 million to $20.3 million, primarily as a result of the decrease in SG&A described above.
•Adjusted EBITDA(1) increased $15.0 million to $8.6 million.
•Adjusted EBITDA margin(1) increased 10.6 points to 5.8%.
Full Year 2022 Financial Results
For the full year 2022, compared to the full year 2021:
•Net revenue increased $57.3 million, or 10.6%, to $598.1 million.
•Active Customers increased by 78,000, or 3.6%, to 2.28 million.
•Gross profit increased 7.3% to $341.1 million.
•Gross margin was 57.0% compared to 58.8% in the prior year. The decline in gross margin was primarily driven by the increased penetration of contact lenses which are sold at a lower margin than glasses, reflecting Warby Parker’s strategy to grow its contact lens offering, increases in store occupancy costs as a percent of revenue primarily due to increased depreciation and rent expense as we grew our store base to 200 stores, and an increase in salary and benefit costs associated with optometrists as we scale our eye exam offering across our fleet, to 150 exam locations, up from 102 in the prior year period. This was partially offset by the scaling of higher margin progressive lenses and leverage from the Company’s in-house optical laboratory network.
•SG&A decreased $9.1 million to $452.3 million, or 75.6% of revenue, primarily driven by a decrease in stock-based compensation and related payroll taxes and professional costs incurred in 2021 related to the Company’s direct listing. Adjusted SG&A(1) increased $32.5 million to $348.5 million primarily driven by higher compensation costs, primarily from growth in our retail workforce, increased insurance costs related to operating as a public company, and increased depreciation and amortization costs, mainly related to capitalized software and office build-outs. These decreases were partially offset by a reduction in marketing expenses and Home Try-On program costs. Adjusted SG&A remained flat as a percent of revenue.
•GAAP net loss decreased $33.9 million to $110.4 million, primarily as a result of the increase in gross profit and the decrease in SG&A described above.
•Adjusted EBITDA(1) increased $2.3 million to $27.2 million.
•Adjusted EBITDA margin(1) of 4.5% was flat as compared to 2021, however, the second half of 2022 adjusted EBITDA margin(1) was 6.9%, a 4.7 point improvement over 2.2% in the first half of 2022.
Balance Sheet Highlights
Warby Parker ended 2022 with $208.6 million in cash and cash equivalents.
2023 Outlook
For the full year 2023, Warby Parker is providing the following guidance:
•Net revenue of $645 to $660 million, representing growth of 8% to 10% versus full year 2022.
•Adjusted EBITDA(1) of approximately $51.5 million, or adjusted EBITDA margin(1) of approximately 7.9%.
•40 new store openings bringing the total projected store count at year end to approximately 240.
“We are pleased with our strong fourth quarter performance, in particular the profitability expansion we were able to achieve with an adjusted EBITDA margin of 2.2% in the first half of 2022 up to 6.9% in the second half despite economic headwinds,” said Chief Financial Officer Steve Miller. “Our 2023 outlook reflects our team’s commitment to maintaining discipline across the topline and bottomline while continuing to invest in our omnichannel business model, for example by opening 40 new stores. As we work to capture greater market share while providing vision for all, we’re as committed as ever to delivering value to shareholders,” said Chief Financial Officer Steve Miller.
The guidance and forward-looking statements made in this press release and on our conference call are based on management's expectations as of the date of this press release.
(1) Please see the reconciliation of non-GAAP financial measures to the most comparable GAAP financial measure in the section titled “Non-GAAP Financial Measures” below.
Webcast and Conference Call
A conference call to discuss Warby Parker’s fourth quarter and full year 2022 results, as well as first quarter and full year 2023 outlook, is scheduled for 8:00 a.m. ET today. To participate, please dial 844-200-6205 from the U.S. or 929-526-1599 from international locations. The conference passcode is 045225. A live webcast of the conference call will be available on the investors section of the Company’s website at investors.warbyparker.com where presentation materials will also be posted prior to the conference call. A replay will be made available online approximately two hours following the live call for a period of 90 days.

Forward-Looking Statements
This press release and the related conference call, webcast and presentation contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements may relate to, but are not limited to, expectations of future operating results or financial performance, including expectations regarding achieving profitability, delivering stakeholder value, growing market share, and our GAAP and non-GAAP guidance for the quarter ending March 31, 2023 and year ending December 31, 2023; expectations regarding the number of new store openings during the year ending December 31, 2023; management’s plans, priorities, initiatives and strategies; and expectations regarding growth of our business. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantiﬁed. In some cases, you can identify forward-looking statements because they contain words such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “toward,” “will,” or “would,” or the negative of these words or other similar terms or expressions. You should not put undue reliance on any forward-looking statements. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved, if at all.
Forward-looking statements are based on information available at the time those statements are made and are based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management as of that time with respect to future events. These statements are subject to risks and uncertainties, many of which involve factors or circumstances that are beyond our control, that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this press release may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. These risks and uncertainties include our ability to manage our future growth effectively; our expectations regarding cost of goods sold, gross margin, channel mix, customer mix, and selling, general, and administrative expenses; planned new retail stores in 2023 and going forward; an overall decline in the health of the economy and other factors impacting consumer spending, such as recessionary conditions, inflation and government instability; increases in component and shipping costs and changes in supply chain; our ability to compete successfully; our ability to manage our inventory balances and shrinkage; our ability to engage our existing customers and obtain new customers; the growth of our brand awareness; the effects of the ongoing COVID-19 pandemic or a future outbreak of disease or similar public health concern; the effects of seasonal trends on our results of operations; our ability to stay in compliance with extensive laws and regulations that apply to our business and operations; our ability to adequately maintain and protect our intellectual property and proprietary rights; our reliance on third parties for our products, operation and infrastructure; our duties related to being a public benefit corporation; the ability of our Co-Founders and Co-CEOs to exercise significant influence over all matters submitted to stockholders for approval; the effect of our multi-class structure on the trading price of our Class A common stock; and the increased expenses associated with being a public company. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from the Company's expectations is included in our most recent reports filed with the SEC on Form 10-K and Form 10-Q. Except as required by law, we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments, or otherwise.
Additional information regarding these and other factors that could affect the Company’s results is included in the Company’s SEC filings, which may be obtained by visiting the SEC's website at www.sec.gov. Information contained on, or that is referenced or can be accessed through, our website does not constitute part of this document and inclusions of any website addresses herein are inactive textual references only.
Glossary
Active Customer is defined as a unique customer that has made at least one purchase of any product or service in the preceding 12-month period.
Average Revenue per Customer is defined as net revenue for a given period divided by the number of Active Customers as of the end of that same period.
Non-GAAP Financial Measures
We use adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted earnings per share, adjusted cost of goods sold (“adjusted COGS”), adjusted gross profit, and adjusted selling, general, and administrative expenses (“adjusted SG&A”) as important indicators of our operating performance. Collectively, we refer to these non-GAAP financial measures as our “Non-GAAP Measures.” The Non-GAAP Measures, when taken collectively with our GAAP results, may be helpful to investors because they provide consistency and comparability with past financial performance and assist in comparisons with other companies, some of which use similar non-GAAP financial information to supplement their GAAP results.
Adjusted EBITDA is defined as net income (loss) before interest and other income, taxes, and depreciation and amortization as further adjusted for asset impairment costs, stock-based compensation expense and related employer payroll taxes, amortization of cloud-based software implementation costs, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and direct listing or other transaction costs. Adjusted EBITDA margin is defined as adjusted EBITDA divided by net revenue.
Adjusted net income (loss) is defined as net income (loss) adjusted for stock-based compensation expense and related employer payroll taxes, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and direct listing or other transaction costs, and as further adjusted for estimated income tax on such adjusted items.
Adjusted earnings (loss) per share is defined as adjusted net income (loss) divided by adjusted weighted average shares outstanding.
Adjusted COGS is defined as cost of goods sold adjusted for stock-based compensation expense and related employer payroll taxes.
Adjusted gross profit is defined as net revenue minus adjusted COGS.
Adjusted SG&A is defined as SG&A adjusted for stock-based compensation expense and related employer payroll taxes, non-cash charitable donations, and non-recurring costs such as restructuring costs, major system implementation costs, and direct listing or other transaction costs.

The Non-GAAP Measures are presented for supplemental informational purposes only. A reconciliation of historical GAAP to Non-GAAP financial information is included under “Selected Financial Information” below.
We have not reconciled our adjusted EBITDA margin guidance to GAAP net income (loss) margin, or net margin, or adjusted EBITDA guidance to GAAP net income (loss) because we do not provide guidance for GAAP net margin or GAAP net income (loss) due to the uncertainty and potential variability of stock-based compensation and taxes, which are reconciling items between GAAP net margin and adjusted EBITDA margin and GAAP net income (loss) and adjusted EBITDA, respectively. Because such items cannot be reasonably provided without unreasonable efforts, we are unable to provide a reconciliation of the adjusted EBITDA margin guidance to GAAP net margin and adjusted EBITDA guidance to GAAP net income (loss). However, such items could have a significant impact on GAAP net margin and GAAP net income (loss).
About Warby Parker
Warby Parker (NYSE: WRBY) was founded in 2010 with a mission to inspire and impact the world with vision, purpose, and style–without charging a premium for it. Headquartered in New York City, the co-founder-led lifestyle brand pioneers ideas, designs products, and develops technologies that help people see, from designer-quality prescription glasses (starting at $95) and contacts, to eye exams and vision tests available online and in its 200 retail stores across the U.S. and Canada.
Warby Parker aims to demonstrate that businesses can scale, do well, and do good in the world. Ultimately, the brand believes in vision for all, which is why for every pair of glasses or sunglasses sold, they distribute a pair to someone in need through their Buy a Pair, Give a Pair program. To date, Warby Parker has worked alongside its nonprofit partners to distribute more than 10 million glasses to people in need.

Selected Financial Information

Warby Parker Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Amounts in thousands, except share data)

	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$208,585	$256,416
Accounts receivable, net	1,435	992
Inventory	68,848	57,095
Prepaid expenses and other current assets	15,700	13,477
Total current assets	294,568	327,980

Property and equipment, net	138,628	112,195
Right-of-use lease assets	127,014	—
Other assets	8,497	471
Total assets	$568,707	$440,646

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$20,791	$30,890
Accrued expenses	58,222	60,840
Deferred revenue	25,628	22,073
Current lease liabilities	22,546	—
Other current liabilities	2,370	4,301
Total current liabilities	129,557	118,104

Deferred rent	—	36,544
Non-current lease liabilities	150,832	—
Other liabilities	1,672	—
Total liabilities	282,061	154,648
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.0001 par value; Class A: 750,000,000 shares authorized at December 31, 2022 and 2021, 96,115,202 and 94,901,623 shares issued and outstanding as of December 31, 2022 and 2021, respectively; Class B: 150,000,000 shares authorized at December 31, 2022 and 2021, 19,223,572 and 18,719,184 shares issued and outstanding as of December 31, 2022 and 2021, respectively, convertible to Class A on a one-to-one basis	12	11
Additional paid-in capital	890,915	779,212
Accumulated deficit	(603,634)	(493,241)
Accumulated other comprehensive income	(647)	16
Total stockholders’ equity	286,646	285,998
Total liabilities and stockholders’ equity	$568,707	$440,646

Warby Parker Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Amounts in thousands, except share and per share data)

	Three Months Ended December 31,			Year Ended December 31,
	2022	2021	2020	2022	2021	2020
Net revenue	$146,493	$132,892	$112,837	$598,112	$540,798	$393,719
Cost of goods sold	65,842	56,641	47,659	257,050	223,049	161,784
Gross profit	80,651	76,251	65,178	341,062	317,749	231,935

Selling, general, and administrative expenses	102,361	122,146	70,295	452,265	461,410	287,567
Loss from operations	(21,710)	(45,895)	(5,117)	(111,203)	(143,661)	(55,632)

Interest and other (loss) income, net	1,382	105	529	1,307	(347)	(97)

Loss before income taxes	(20,328)	(45,790)	(4,588)	(109,896)	(144,008)	(55,729)
Provision for income taxes	(77)	112	(287)	497	263	190
Net loss	$(20,251)	$(45,902)	$(4,301)	$(110,393)	$(144,271)	$(55,919)

Deemed dividend upon redemption of redeemable convertible preferred stock	$—	$—	$—	$—	$(13,137)	$—
Net loss attributable to common stockholders	$(20,251)	$(45,902)	$(4,301)	$(110,393)	$(157,408)	$(55,919)

Net loss per share attributable to common stockholders, basic and diluted	$(0.18)	$(0.41)	$(0.08)	$(0.96)	$(2.21)	$(1.05)
Weighted average shares used in computing net loss per share attributable to common stockholders, basic and diluted	115,713,915	112,501,252	53,671,842	114,942,019	71,249,257	53,033,936

Warby Parker Inc. and Subsidiaries
Consolidated Statements of Cash Flows (Unaudited)
(Amounts in thousands)

	Year Ended December 31,
	2022	2021	2020
Cash flows from operating activities
Net loss	$(110,393)	$(144,271)	$(55,919)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	31,864	21,551	17,763
Stock-based compensation	98,032	107,148	44,913
Non-cash charitable contribution	3,770	7,757	—
Asset impairment charges	1,647	317	614
Change in operating assets and liabilities:
Accounts receivable, net	(451)	(392)	517
Inventory	(11,794)	(18,624)	(10,020)
Prepaid expenses and other assets	(10,287)	(6,887)	(67)
Accounts payable	(7,943)	(11,114)	5,898
Accrued expenses	2,748	9,486	16,604
Deferred revenue	3,583	(4,478)	7,288
Other current liabilities	537	579	763
Deferred rent	—	8,547	2,149
Right-of-use lease assets and current and non-current lease liabilities	7,385	—	—
Other liabilities	1,672	(1,613)	2,255
Net cash provided by (used in) operating activities	10,370	(31,994)	32,758
Cash flows from investing activities
Purchases of property and equipment	(60,181)	(48,513)	(20,070)
Net cash used in investing activities	(60,181)	(48,513)	(20,070)
Cash flows from financing activities
Proceeds from stock option and warrant exercises	456	20,035	1,330
Employee tax withholding remitted in connection with exercise or release of equity awards	—	(2,532)
Proceeds from repayment of related party loans	91	31,612	945
Proceeds from shares issued in connection with ESPP	2,744	—	—
Repurchase of stock	—	(8,085)	—
Issuance of Series F redeemable convertible preferred stock, net of issuance costs	—	—	124,717
Issuance of Series G redeemable convertible preferred stock, net of issuance costs	—	—	118,944
Payment for Tender Offer	—	(18,031)	—
Borrowings from Credit Facility	—	—	30,900
Repayment of Credit Facility	—	—	(30,900)
Net cash provided by financing activities	3,291	22,999	245,936
Effect of exchange rates on cash	(1,311)	(161)	37
Net (decrease) increase in cash and cash equivalents	(47,831)	(57,669)	258,661
Cash and cash equivalents
Beginning of year	256,416	314,085	55,424
End of year	$208,585	$256,416	$314,085
Supplemental disclosures
Cash paid for income taxes	$536	$356	$230
Cash paid for interest	184	150	466
Cash paid for amounts included in the measurement of lease liabilities	29,647	—	—
Non-cash investing and financing activities:
Purchases of property and equipment included in accounts payable and accrued expenses	3,968	4,158	3,150
Related party loans issued in connection with stock option exercises	$—	$13,827	$—

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table reconciles adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measure, which is net loss:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited, in thousands)		(unaudited, in thousands)
Net loss	$(20,251)	$(45,902)	$(110,393)	$(144,271)
Adjusted to exclude the following:
Interest and other loss, net	(1,382)	(105)	(1,307)	347
Provision for income taxes	(77)	112	497	263
Depreciation and amortization expense	8,919	6,371	31,864	21,643
Asset impairment charges	138	180	1,647	317
Stock-based compensation expense(1)	20,052	32,945	98,655	110,543
Non-cash charitable donations(2)	500	—	3,770	7,757
Transaction costs(3)	—	—	—	28,262
Amortization of cloud-based software implementation costs(4)	151	—	247	—
ERP implementation costs(5)	518	—	687	—
Restructuring costs(6)	—	—	1,535	—
Adjusted EBITDA	$8,568	$(6,399)	$27,202	$24,861
Adjusted EBITDA margin	5.8%	(4.8)%	4.5%	4.6%
(1)    Represents expenses related to the Company’s equity-based compensation programs and related employer payroll taxes, which may vary significantly from period to period depending upon various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees. For the three and twelve months ended December 31, 2022, the amount includes $0.2 million and $0.6 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises. For the three and twelve months ended December 31, 2021, the amount includes $1.8 million and $3.4 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises.
(2)    Represents charitable expense recorded in connection with the donation of 178,572 shares of Series A common stock in August 2021 and 178,572 shares of Class A common stock in May 2022 to the Warby Parker Impact Foundation, and a donation of 34,528 shares of Class A common stock to third-party charitable donor advised funds.
(3)    Represents (i) costs directly attributable to the preparation for our Direct Listing and (ii) expenses incurred in connection with the cash tender offer completed in June 2021.
(4)    Represents the amortization of costs capitalized in connection with the implementation of cloud-based software.
(5)    Represents internal and external non-capitalized costs related to the implementation of our new Enterprise Resource Planning (“ERP”) system which is expected to be live in 2023.
(6)    Represents employee severance and related costs for our restructuring plan that was executed in August 2022.

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table reconciles adjusted EBITDA and adjusted EBITDA margin to the most directly comparable GAAP measure, which is net loss:

	Six Months Ended
	June 30, 2022	December 31, 2022
	(unaudited, in thousands)
Net loss	$(66,299)	$(44,094)
Adjusted to exclude the following:
Interest and other loss, net	(108)	(1,199)
Provision for income taxes	586	(89)
Depreciation and amortization expense	14,605	17,259
Asset impairment charges	412	1,235
Stock-based compensation expense(1)	54,244	44,411
Non-cash charitable donations(2)	3,270	500
Amortization of cloud-based software implementation costs(3)	—	247
ERP implementation costs(4)	—	687
Restructuring costs(5)	—	1,535
Adjusted EBITDA	$6,710	$20,492
Adjusted EBITDA margin	2.2%	6.9%
(1)    Represents expenses related to the Company’s equity-based compensation programs and related employer payroll taxes, which may vary significantly from period to period depending upon various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees. For both the six months ended June 30, 2022 and December 31, 2022, the amount includes $0.3 million of employer payroll costs associated with releases of RSUs and option exercises.
(2)    Represents charitable expense recorded in connection with the donation of 178,572 shares of Class A common stock in May 2022 to the Warby Parker Impact Foundation, and a donation of 34,528 shares of Class A common stock to third-party charitable donor advised funds.
(3)    Represents the amortization of costs capitalized in connection with the implementation of cloud-based software.
(4)    Represents internal and external non-capitalized costs related to the implementation of our new Enterprise Resource Planning (“ERP”) system which is expected to be live in 2023.
(5)    Represents employee severance and related costs for our restructuring plan that was executed in August 2022.

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table presents our non-GAAP, or adjusted, financial measures for the periods presented as a percentage of revenue. Each cost and operating expense is adjusted for transaction costs, stock-based compensation expense and related employer payroll taxes, non-cash charitable donations, ERP implementation costs, and restructuring costs.

	Reported		Adjusted		Reported		Adjusted
	Three Months Ended December 31,		Three Months Ended December 31,		Year Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021	2022	2021	2022	2021
	(unaudited, in millions)		(unaudited, in millions)		(unaudited, in millions)		(unaudited, in millions)
Cost of goods sold	$65.8	$56.6	$65.6	$56.4	$257.1	$223.0	$256.1	$221.9
% of Revenue	44.9%	42.6%	44.8%	42.5%	43.0%	41.2%	42.8%	41.0%

Gross profit	$80.7	$76.3	$80.8	$76.5	$341.1	$317.7	$342.0	$318.9
% of Revenue	55.1%	57.4%	55.2%	57.5%	57.0%	58.8%	57.2%	59.0%

Selling, general, and administrative expenses	$102.4	$122.1	$81.5	$89.4	$452.3	$461.4	$348.5	$316.0
% of Revenue	69.9%	91.9%	55.6%	67.3%	75.6%	85.3%	58.3%	58.4%

Net (loss) income	$(20.3)	$(45.9)	$0.5	$(9.0)	$(110.4)	$(144.3)	$(3.7)	$1.8
% of Revenue	(13.8)%	(34.5)%	0.4%	(6.8)%	(18.5)%	(26.7)%	(0.6)%	0.3%

* Numbers in the table above may not foot due to rounding.

Warby Parker Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Measures (Unaudited)

The following table reflects a reconciliation of each non-GAAP, or adjusted, financial measure to its most directly comparable financial measure prepared in accordance with GAAP:

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021
	(unaudited, in thousands)		(unaudited, in thousands)
Cost of goods sold	$65,842	$56,641	$257,050	$223,049
Adjusted to exclude the following:
Stock-based compensation expense(1)	195	223	905	1,145
Adjusted cost of goods sold	$65,647	$56,418	$256,145	$221,904

Gross profit	$80,651	$76,251	$341,062	$317,749
Adjusted to exclude the following:
Stock-based compensation expense(1)	195	223	905	1,145
Adjusted gross profit	$80,846	$76,474	$341,967	$318,894

Selling, general, and administrative expenses	$102,361	$122,146	$452,265	$461,410
Adjusted to exclude the following:
Stock-based compensation expense(1)	19,857	32,723	97,750	109,398
Non-cash charitable donations(2)	500	—	3,770	7,757
Transaction costs(3)	—	—	—	28,262
ERP implementation costs(4)	518	—	687	—
Restructuring costs(5)	—	—	1,535	—
Adjusted selling, general, and administrative expenses	$81,486	$89,423	$348,523	$315,993

Net loss	$(20,251)	$(45,902)	$(110,393)	$(144,271)
Provision for income taxes	(77)	112	497	263
Loss before income taxes	(20,328)	(45,790)	(109,896)	(144,008)
Adjusted to exclude the following:
Stock-based compensation expense(1)	20,052	32,945	98,655	110,543
Non-cash charitable donations(2)	500	—	3,770	7,757
Transaction costs(3)	—	—	—	28,262
ERP implementation costs(4)	518	—	687	—
Restructuring costs(5)	—	—	1,535	—
Adjusted provision for income taxes(6)	(219)	3,846	1,546	(765)
Adjusted net income (loss)	$523	$(8,999)	$(3,703)	$1,789

Deemed dividend upon redemption of redeemable convertible preferred stock	—	—	—	(13,137)
Adjusted net income (loss) attributable to common stock	$523	$(8,999)	$(3,703)	$(11,348)

Adjusted weighted average shares - diluted	116,614,309	112,501,252	114,942,019	71,249,257
Adjusted diluted loss per share	$—	$(0.08)	$(0.03)	$(0.16)
(1)    Represents expenses related to the Company’s equity-based compensation programs and related employer payroll taxes, which may vary significantly from period to period depending upon various factors including the timing, number, and the valuation of awards granted, vesting of awards including the satisfaction of performance conditions, and the impact of repurchases of awards from employees. For the three and twelve months ended December 31, 2022, the amount includes $0.2 million and $0.6 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises. For the three and twelve months ended December 31, 2021, the amount includes $1.8 million and $3.4 million of employer payroll costs, respectively, associated with releases of RSUs and option exercises.
(2)    Represents charitable expense recorded in connection with the donation of 178,572 shares of Series A common stock in August 2021 and 178,572 shares of Class A common stock in May 2022 to the Warby Parker Impact Foundation, and a donation of 34,528 shares of Class A common stock to third-party charitable donor advised funds.
(3)    Represents (i) costs directly attributable to the preparation for our Direct Listing and (ii) expenses incurred in connection with the cash tender offer completed in June 2021.
(4)    Represents internal and external non-capitalized costs related to the implementation of our new ERP system which is expected to be live in 2023.
(5)    Represents employee severance and related costs for our restructuring plan that was executed in August 2022.
(6)    The adjusted provision for income taxes is based on long-term estimated annual effective tax rates of 29.46% in 2022 and 29.94% in 2021. The Company may adjust its adjusted tax rate as additional information becomes available or events occur which may materially affect this rate, including impacts from the rapidly evolving global tax environment, significant changes in our geographic mix, merger and acquisition activity, or changes in our business outlook.

Contacts
Investor Relations:
Brendon Frey, ICR
Investors@warbyparker.com

Media:
Lena Griffin
lena@derris.com

Source: Warby Parker Inc.